GrowGeneration Announces Second Quarter 2024 Preliminary Results, Strategic Restructuring Plan and Outlines Path to Profitability

Second Quarter net revenue expected to be over $53 million, a sequential increase of at least 10.6% quarter-over-quarter

Fundamentally repositions the Company to deliver growth and expected to generate approximately $12 million in savings over the next 12 months

DENVER July 22, 2024 – (BUSINESS WIRE) – GrowGeneration Corp. (NASDAQ: GRWG) (“GrowGen” or the “Company”), one of the largest retailers and distributors of specialty hydroponic and organic gardening products in the United States, today announced certain preliminary unaudited results for the second quarter 2024. Second quarter 2024 net revenue is expected to be over $53 million, a sequential increase of at least 10.6% compared to $47.9 million in the prior quarter.

The Company also announced a comprehensive restructuring plan focused on long-term profitability and advancing growth initiatives in key areas such as proprietary brands, B2B, and e-commerce. The strategic plan will include improvements in inventory management, sales and marketing activities, and other aspects of operations, and is expected to generate margin gains and approximately $12 million in cost savings realized over the next 12 months.

Focus on Proprietary Brands:

•Targeting proprietary brands to account for 35% of total sales by end of 2025.
•Continue to launch e-commerce enabled, brand-specific websites. The Harvest Company e-commerce enabled website went live already and is available at www.theharvestco.com.
•Add approximately 50 new products to the proprietary brands lineup over the next 12 months.

Digital Transformation and B2B Customer Focus:

•Launch a B2B e-commerce portal, migrating transactional activity from brick-and-mortar to this digital platform. The Company expects to launch the platform in Q4 this year.
•Implement a fulfillment strategy where commercial customers will shop online and have access to products at existing warehouse-style stores for convenient pickup.

Streamlining Operations:

•Right size the Company’s national retail footprint by closing 19 redundant or underperforming stores, 7 of which were closed in the first half of 2024. The remainder are expected to be substantially completed within the next 90 days. Following the closure of the 19 stores in 2024, the Company will have 31 operational stores going forward.
•Retain the majority of commercial customers and direct walk-in customers through adjacent locations, commercial sales force, and B2B portal.
•Reorganize sales, marketing, and administrative activities to reduce expenses while seeking efficiencies to drive sales and conduct operations more cost effectively.
•Rationalize SKU count, enhance strategic vendor relationships, and improve recovery of freight expense.
•These actions are expected to reduce expenses by approximately $12 million year-over-year, drive higher margins, and improve profitability.

“During the second quarter, we continued to see sales growth driven by our commercial customers. We believe GrowGen can better serve these customers and extend our market reach by emphasizing our proprietary brands and launching an enhanced B2B e-commerce platform,” said Darren Lampert, GrowGen’s Co-Founder and Chief Executive Officer. “We intend to rapidly align our operating model, sales, and cost structures accordingly to achieve these goals, drive higher margins, and boost profitability. We are committed to implementing these changes swiftly and effectively, ensuring that GrowGen remains a leader in the hydroponics and organic gardening supply industry and well-positioned to expand into other markets in the future.”

About GrowGeneration Corp.

GrowGen is a leading developer, marketer, retailer, and distributor of products for both indoor and outdoor hydroponic and organic gardening, as well as customized storage solutions. GrowGen carries and sells thousands of products, such as nutrients, additives, growing media, lighting, environmental control systems, and benching and racking, including proprietary brands such as Charcoir, Drip Hydro, Power Si, Ion lights, The Harvest Company, and more. Incorporated in Colorado in 2014, GrowGen manages a chain of specialty retail hydroponic and organic garden centers in the United States. The Company also operates an online superstore for cultivators at growgeneration.com, as well as a wholesale business for resellers, HRG Distribution, and a benching, racking, and storage solutions business, Mobile Media or MMI.

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Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect opinions only as of the date of this release. Please keep in mind that the Company does not have an obligation to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “expect,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings made with the United States Securities and Exchange Commission, available at: www.sec.gov, and on the Company’s website, at: www.growgeneration.com.

Contacts:

KCSA Strategic Communications
Philip Carlson
Managing Director
T: 212-896-1233
E: GrowGen@kcsa.com